Exhibit "99.14"
                                Letter Agreement
                             Dated November 12, 2002
                                  by and among
                                 EMB Corporation
                                       and
                              William R. Parker and
                      Saddleback Investment Services, Inc.



November 12, 2002


William R. Parker
c/o Saddleback Investment Services, Inc.
3700 So. Susan Street
Suite 250
Santa Ana, CA 92704

Dear Mr. Parker:

This letter (the "Letter of Agreement") will confirm our recent discussions regarding the rescission of the Amended and Restated Purchase Agreement dated September 21, 2001 (the "Amended and Restated Purchase Agreement") by and among EMB Corporation ("EMB"), William R. Parker ("Parker") and Saddleback Investment Services, Inc. ("Saddleback) (each individually, a "Party," and collectively, the "Parties"). Reference is hereby made to the letter of Parker dated October 8, 2002 and the letter of EMB in response thereto dated October 9, 2002, both of which are attached hereto.

EMB, Parker and Saddleback hereby mutually agree to rescind the Amended and Restated Purchase Agreement effective as of the date of this Letter of Agreement. The Parties agree that rescission of the Amended and Restated Purchase Agreement is made with their mutual and express intent to extinguish all obligations imposed upon them by the Amended and Restated Purchase Agreement, including the Secured Promissory Note of EMB, the Amended and Restated Security Agreement, and the Collateral Agent Agreement, all of which were executed in connection with the Amended and Restated Purchase Agreement. Any capitalized terms not defined in this Letter of Agreement shall be as defined in the Amended and Restated Purchase Agreement.

Upon execution of this Letter of Agreement:

          1. Parker shall return the originally executed EMB Note to EMB for cancellation.

          2. Parker shall return the original Amended and Restated Security Agreement executed in his favor to EMB for cancellation.

          3.   EMB shall cause the return of the Saddleback stock to Parker.

          4.   Parker shall return the EMB Shares to EMB for cancellation.

          5. Saddleback shall return the EMB Preferred Shares to EMB for cancellation.

          6. EMB shall cause the return of the preferred shares of Saddleback to Saddleback for cancellation.

          7. William R. Parker shall tender his resignation as a director of EMB.

Except as to the obligations created by this letter, each Party, on behalf of itself and its subsidiaries, affiliates, officers, directors, current and former shareholders, representatives, agents, employees, consultants, accountants, attorneys, each of their respective successors and assigns, and all others claiming by or through, or associated in any respect with, any of the foregoing, hereby releases, remises and forever discharges the other Parties and their subsidiaries, affiliates, officers, directors, shareholders, representatives, agents, employees, consultants, accountants, attorneys, each of their respective successors and assigns, and all others claiming by or through, or associated in any respect with, any of the foregoing from any and all, and hereby waive any and all, claims, demands, liabilities, damages, costs, expenses, responsibilities, and causes or rights of action of any kind, type or nature, past and present, including unknown claims that might presently exist, accrued or yet to accrue, which that Party may possess, acquire, or otherwise have or obtain against the others, arising out of, in connection with or otherwise related to the Amended and Restated Agreement, the Secured Promissory Note, the Amended and Restated Security Agreement and the Collateral Agent Agreement.

The Parties each acknowledge that the release of claims under this Letter of Agreement covers any and all rights and benefits each Party and its affiliated companies, partners, executors, administrators, agents, current and former shareholders, officers, directors, employees, representatives, assigns, successors, and predecessors have now or may have in the future, whether known or unknown, and the Parties express waive any rights they may have under Section 1542 of the California Civil Code, which reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
         THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS
         FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF
         KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS
         SETTLEMENT WITH THE DEBTOR.

In connection with this waiver, the Parties understand and acknowledge that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if they should eventually suffer additional damages arising out of the matters released in this Letter of Agreement, they will not be able to make any claim for those damages. Furthermore, the Parties hereto acknowledge that they consciously intend those consequences even as to such claims for damages that may exist as of the date of this release, but which they do not exist, and which, if known, would materially affect their decision to execute this release, regardless of whether their lack of knowledge is a result of ignorance, oversight, error, negligence, or any other cause.

This Letter of Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

The validity, construction and enforceability of this Letter of Agreement shall be governed by the laws of the State of California, without giving effect to conflict of laws or principles thereof. Each of the Parties irrevocably consents to any suit, action, or proceeding with respect to this Letter of Agreement being bought in any court of competent jurisdiction located in Orange County, California.

This Letter of Agreement incorporated the complete and entire agreement among the Parties with reference to the subject matter thereof, and there are not other oral agreements, understandings, or representations or warranties, express or implied, between the Parties. No modification, waiver, or amendment of this Letter of Agreement shall be binding on the Parties unless executed in writing by all Parties.

Each Party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Letter of Agreement.

This Letter of Agreement may be executed in counterparts, each of which when so executed will be deemed an original and all of which taken together will constitute but one and the same instrument.

Very truly yours,

EMB Corporation



By: /s/ James E. Shipley
    --------------------
        James E. Shipley
        President

AGREED TO AND ACCEPTED:



/s/ William R. Parker                                         Date: 11/12/02
---------------------
    William R. Parker



Saddleback Investment Services, Inc.


By:  /s/ William R. Parker                                    Date: 11/12/02
     ---------------------
         William R. Parker
         President